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                                  RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                         QUICKSILVER RESOURCES INC.

     Quicksilver Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that this Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation restates, integrates, and amends the provisions of the Corporation's Certificate of Incorporation as originally filed on December 18, 1997, omitting such matters as may be omitted pursuant to the provisions of Section 245(c) of the General Corporation Law of the State of Delaware. Notice of the adoption of this Restated Certificate of Incorporation has been given to all nonconsenting stockholders of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

FIRST:    The name of the Corporation is Quicksilver Resources Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The nature of the business or purposes to be conducted or promoted is:
          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue is 50,000,000, divided into the following: 40,000,000 shares of Common Stock, par value of one cent ($0.01) per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value of one cent ($0.01) per share (the "Preferred Stock").

          The Board of Directors of the Corporation is expressly vested with authority to issue one or more series of Preferred Stock having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are permitted by law and as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series of stock adopted by the Board of Directors.

FIFTH:    The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the


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          board of directors is expressly authorized:

          To make, alter or repeal the by-laws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: To the fullest extent permitted by applicable law, the Corporation shall indemnify any officer or director as set forth in the bylaws of the Corporation, pursuant to Section 145 of the Delaware General Corporation Law.

     In witness whereof the Corporation has caused this Restated Certificate of Incorporation to be signed by its authorized officer this _____ day of ____________, 1998.


                              QUICKSILVER RESOURCES INC.


                              By:
                                  ---------------------------------------------
                              Name:
                                    -------------------------------------------
                              Title:
                                     ------------------------------------------

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Restated Certificate of Incorporation of Quicksilver Resources Inc.       Page 2

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THE STATE OF TEXAS

COUNTY OF TARRANT

     This instrument was acknowledged before me on the __________ day of _______ _____________, 1998, by ____________________, __________________ of Quicksilver
Resources Inc., a Delaware corporation, on behalf of said corporation.


                                       ----------------------------------------
                                       Notary Public, State of Texas

My Commission Expires:


--------------------------


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